February 3, 2020

David Keffer
6307 29th St N
Arlington, VA 22207
Dear David,

Northrop Grumman ("Northrop Grumman" or "the Company") is pleased to extend to you the position of Corporate Vice President & Chief Financial Officer and Executive Leadership Team (ELT) member at the bi-weekly salary of $28,846.15 (which annualizes to a rate of $750,000). This position reports directly to Kathy Warden, Chief Executive Officer.

In addition to the company's regular benefits, you will be eligible for the special programs highlighted below:

1.Annual Incentive Plan (AIP)
The AIP is an annual incentive compensation or "bonus" program in which you will be a participant. The actual award you may receive will be dependent upon the performance of the Company. Awards under this plan are made during the March time period for the previous year's performance. Participation in the AIP program is subject to review and approval annually. For 2020 your target is set at 100% of base salary. Maximum payout is 200% of the target, there is no minimum. This payment is subject to normal payroll deductions. Your participation in the plan will be pro-rated for 2020 based on your actual start date.

2.Equity Grants
You will be eligible for annual grants of equity awards under the terms of the Company's Long-Term Incentive Stock Plan (and any successor to such plan) ("LTISP"). These grants are subject to the LTISP and to your accepting the grant by agreeing to the Terms and Conditions applicable thereto ("Grant Certificate"). These grants are typically made in February. Your initial grant for calendar year 2020 shall be a value of $3,000,000. The exact number of shares will be determined following the Company's next quarterly earnings release following your date of hire and will be based upon the Company's customary award grant valuation methodologies.

This award will be granted in the form of 70% Restricted Performance Stock Rights (RPSRs) and 30% Restricted Stock Rights (RSRs). The RPSRs are performance based stock rights that may be paid in stock units, cash, or a combination of both in February or March following the end of a three-year performance period beginning January 1, 2020 and ending on December 31, 2022, subject to the performance and termination of employment rules set forth in the Grant Certificate. Maximum payout is 150% of the number of shares in the original grant; there is no minimum payout. The RSRs will vest three years from the date of grant subject to the termination of employment rules set forth in the Grant Certificate.

In calendar years following 2020, you will be eligible for further equity grants on the same basis (including guideline amounts for awards) as other Corporate Vice Presidents who are Executive Leadership Team (ELT) members of the company.

3.Sign-on Grant

The Company will provide you with a special grant with an approximate value of
$1,000,000. This award will be granted in the form of 70% Restricted Performance Stock Rights (RPSRs) and 30% Restricted Stock Rights (RSRs). This Special 2020 grant shall be granted at the same time as other equity grants described in Section 2 of this letter and shall be subject to all the terms and conditions of the LTISP and the applicable Grant Certificate.

4.Executive Perquisites
You will receive the same executive perquisites as other executive officers. Those perquisites currently include reimbursement of up to $18,500 annually for tax preparation/financial planning, personal liability insurance, and an executive physical examination program. You will also receive the same paid time off (PTO) benefit as other executive officers, who currently receive ten holidays and accrue PTO at a rate of five weeks per calendar year. You will also be covered by the severance plan applicable to other Corporate Policy Council, which currently provides for lump sum severance equivalent to a 1.5x of salary and target bonus, prorated bonus, and continued medical coverage for eighteen months.

5.Insurance Protection
You will also be provided company-paid basic life insurance coverage of 3 x base salary (up to a maximum of $2 million), company-paid basic AD&D coverage of 6 x base salary (up to a maximum of $1 million) and an individual Long Term Disability policy of up to 75% of base salary.

6.Retirement Benefits
You will participate in the Officers Retirement Account Contribution Plan (ORAC) that provides enhanced pension benefits in excess of those accrued under a qualified plan or other non-qualified supplemental pension plans. The ORAC currently provides a Company contribution of four percent of eligible compensation (base salary and bonus).

7.Compliance with Section 409A

It is intended that any amounts and benefits payable to you under this offer letter shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Internal Revenue Code ("Section 409A"). This offer letter shall be constructed and interpreted consistent with that intent.

8.Company's Right to Change Policies and Plans

Nothing in this offer letter affects or limits the Company's right to amend or terminate its compensation and benefit policies and plans, including, without limitation, the plans listed above or other plans for which you will be eligible.

Elected officers are required to own Company stock valued at three times their annual salary, accumulated over a five-year period, as specified in the Company's Stock Ownership and Holding Requirements. Additionally, the Company implemented a holding-period requirement for all long-term incentive stock grants and requires all officers to hold, for a period of three years, 50% of the net shares (after taxes) received from RPSR and RSR payouts.

David, the above is a summary of the key compensation and benefit provisions of this offer. Additional information about the AIP, your equity grants and retirement benefits will be sent to you under separate cover following your date of hire. This offer and your employment are also subject to the normal pre-employment contingencies applicable to other new hires at Northrop Grumman. Those contingencies are summarized on Attachment A to this letter.

This offer will be valid through February 5, 2020.

If you are in agreement with the terms of this offer, please sign and date this letter on the following page, indicating your estimated start date, and return the letter to me. If you have any questions regarding your employment processing, please contact me.

I look forward to having you join our senior management team.

Sincerely,

/s/ Ann M. Addison
Northrop Grumman Corporation
Corporate Vice President and Chief Human Resources Officer 703-280-4211
Ann.Addison@ngc.com

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I hereby accept Northrop Grumman’s offer of employment subject to the conditions as detailed above.
Signed: /s/ David Keffer     Date: 2/4/20
Start Date: 2/17/20